Exhibit 99.1

      DeVry Inc. Issues Correction to Ross University Enrollment


    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--Nov. 2, 2006--DeVry Inc. (NYSE: DV), an international higher education company, today issued a correction to its previously reported new student enrollment for Ross University.

    An October 24, 2006 company press release reported new student enrollments of 576 at Ross University, but did not include 52 new students designated as part of Ross University's scholars program. The correct number of new students enrolled in the September term of Ross University is 628. The total student enrollment and financial results reported for this segment remain unchanged.

    The paragraph related to Ross University enrollment in the October 24, 2006 press release should have read as follows:

    The number of new students enrolled at Ross University for the September 2006 term was 628, compared to 575 in the previous year. In the September 2005 term, new students grew 40.6 percent. The total number of students enrolled at Ross during the same period increased
15.4 percent to 3,724, compared to 3,227 last year. Ross University is adding faculty, classrooms, laboratories and student housing to satisfy increasing student demand.

    The scholars program allows students who meet certain academic criteria to tailor the learning format of their curriculum while still attending guided class and lab sessions and following required coursework.

    About DeVry Inc.

    DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degree programs. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com.

    Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2006 and filed with the Securities and Exchange Commission on September 13, 2006.

    CONTACT: DeVry Inc.
             Investor Contact:
             Joan Bates, 630-574-1949
             jbates@devry.com
             or
             Dresner Corporate Services
             Media Contact:
             David Gutierrez, 312-780-7204
             dgutierrez@dresnerco.com